Exhibit 99.1

Release: IMMEDIATE

SNAP-ON ELECTS NICHOLAS T. PINCHUK CHIEF EXECUTIVE OFFICER

Jack D. Michaels to Remain Chairman

KENOSHA, Wis. — December 18, 2007 — Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, diagnostics and equipment solutions for professional users today announced, consistent with its succession plans, that Nicholas T. Pinchuk, currently president and chief operating officer, has been elected president and chief executive officer.  Mr. Pinchuk succeeds Jack D. Michaels who will remain chairman of Snap-on’s board of directors.

“Nick has been a valuable member of the Snap-on team as we have worked successfully to capitalize on our abundant growth opportunities and build the Snap-on brand,” said Mr. Michaels.  “Nick’s leadership as COO reaffirms that he will guide the Corporation’s continued success.”

“I’m delighted by the opportunity to carry on the achievements accomplished by our dedicated Snap-on organization,” said Mr. Pinchuk.  “I look forward to working with the Board, our loyal franchisees, and our committed associates around the world to build and expand on Snap-on’s considerable strengths.”

Mr. Pinchuk joined Snap-on in 2002 as senior vice president and president of Snap-on’s Worldwide Commercial and Industrial Group.  He was named president and chief operating officer in April 2007, when he was also appointed to Snap-on’s board of directors.  Prior to joining Snap-on, Mr. Pinchuk served in several executive operational and financial management positions at United Technologies Corporation.  Before United Technologies, he held various financial and engineering positions at the Ford Motor Company.  He also served as an officer in the United States Army.

Mr. Pinchuk is a member of the board of directors of Columbus McKinnon Corporation.  He received Master and Bachelor of Science degrees in Engineering from Rensselaer Polytechnic Institute and a Master of Business Administration from Harvard.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, diagnostics and equipment solutions for professional users. Product lines include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as customers in general industry, energy and natural resources, aerospace, agriculture and construction. Products are sold through its franchisees, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2.7 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

For additional information on Snap-on, visit www.snapon.com.